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                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 9, 1994, which appears on page 27 of the 1993 Annual Report to Shareholders of Teleflex Incorporated, which is incorporated by reference in Teleflex Incorporated's Annual Report on Form 10-K for the year ended December 26, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 11 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.









/S/PRICE WATERHOUSE
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PRICE WATERHOUSE

Thirty South Seventeenth Street
Philadelphia, Pennsylvania  19103
April 26, 1994













                                 EXHIBIT 23(a)